Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2022

HOUSTON, March 2, 2023 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2022.

Fourth quarter 2022 Highlights

  Net income, as defined below, of $3.5 million, or $0.20 per diluted share.
  Adjusted net loss, as defined below, of $0.1 million, or $0.01 per share.
  Adjusted EBITDA, as defined below, of $18.5 million, representing an approximate 48% sequential improvement from the third quarter of 2022.
  Adjusted net debt, as defined below, of $182.5 million.
  18.5 average rigs working during the quarter.
  Fully burdened margin per day of $14,517 representing an approximate 28% sequential improvement from the third quarter of 2022.

In the fourth quarter of 2022, the Company reported revenues of $60.3 million, net income of $3.5 million, or $0.20 per diluted share, adjusted net loss (defined below) of $0.1 million, or $0.01 per share, and adjusted EBITDA (defined below) of $18.5 million. These results compare to revenues of $28.6 million, a net loss of $31.5 million, or $3.23 per share, adjusted net loss of $13.2 million, or $1.35 per share, and adjusted EBITDA of $1.5 million in the fourth quarter of 2021, and revenues of $49.1 million, a net loss of $7.2 million, or $0.53 per share, an adjusted net loss of $4.8 million, or $0.35 per share, and adjusted EBITDA of $12.5 million in the third quarter of 2022.

For the year ended December 31, 2022, the Company reported revenues of $186.7 million, a net loss of $65.3 million, or $5.01 per share, an adjusted net loss of $25.7 million, or $1.98 per share, and adjusted EBITDA of $43.8 million. This compares to revenues of $88.0 million, a net loss of $66.7 million, or $8.89 per share, an adjusted net loss of $57.9 million, or $7.72 per share, and adjusted EBITDA loss of $0.3 million for the year ended December 31, 2021.

Chief Executive Officer Anthony Gallegos commented, "Fiscal 2022 was a transformative year for ICD and one in which we attained record levels of quarterly revenues, margins and EBITDA. Financially, we have closed the historic margin- per-day gap between ICD and our larger competitors. Operationally, we have transformed our fleet with the penetration of our 300 series rigs and commencement of our 200-to-300 series rig conversion program. Despite the operational challenges associated with achieving this growth while navigating an historically tight labor market, we maintained operational integrity and achieved a safety record in 2022 well below U.S. land drilling averages.

The overall market for pad optimal super spec rigs remains strong with greater than 90% utilization of this class of rig. However, while oil directed drilling activity in the Permian remains robust, recent declines in natural gas prices as well as take-away constraints have created softness in the natural-gas-driven Haynesville market. Against a backdrop of a shrinking Haynesville rig count, we have begun to transition rigs from the Haynesville to our customer base in the Permian Basin. Our first rig moved in late February, and we expect additional relocations to the Permian through the summer of 2023. Our 21st rig is scheduled to reactivate and begin operations during the second quarter of 2023 in the Permian Basin. However, in light of the recent shift in operational focus towards transitioning rigs from our Haynesville operation to the Permian Basin, we intend to postpone reactivation of our 22nd rig and will re-evaluate additional reactivation opportunities once our planned rig relocations are complete.

With this backdrop, as our pace of rig reactivations temporarily slows, progress towards our free cash flow and net debt reduction targets will accelerate as cash flow previously earmarked for rig reactivations will begin accumulating on our balance sheet, with a goal to be below 2x levered as we exit 2023 on a net debt basis. Our 2023 capital expenditure budget is currently set at $30.4 million, net of disposals. We also expect to see further sequential improvements in revenues and margin per day during the first quarter of 2023. Our current expectations are that first quarter margin per day will exceed reported fourth quarter levels between 3% and 7%, and we are excited about further opportunities for margin expansion beyond these levels once rig transitions to the Permian are complete."

Quarterly Operational Results

In the fourth quarter of 2022, operating days increased sequentially by 6% compared to the third quarter of 2022. The Company's marketed fleet operated at 71% utilization and recorded 1,704 revenue days, compared to 1,378 revenue days in the fourth quarter of 2021, and 1,601 revenue days in the third quarter of 2022.

Operating revenues in the fourth quarter of 2022 totaled $60.3 million, compared to $28.6 million in the fourth quarter of 2021 and $49.1 million in the third quarter of 2022. Revenue per day in the fourth quarter of 2022 was $32,778, compared to $19,042 in the fourth quarter of 2021 and $28,646 in the third quarter of 2022. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs.

Operating costs in the fourth quarter of 2022 totaled $36.0 million, compared to $24.0 million in the fourth quarter of 2021 and $31.4 million in third quarter of 2022. Fully burdened operating costs were $18,261 per day in the fourth quarter of 2022, compared to $15,504 in the fourth quarter of 2021 and $17,305 in the third quarter of 2022. Sequential increases in operating costs per day were driven primarily by higher labor costs associated with increases in field-level incentive compensation.

Fully burdened rig operating margins in the fourth quarter of 2022 were $14,517 per day, compared to $3,538 per day in the fourth quarter of 2021 and $11,341 per day in the third quarter of 2022. The Company currently expects per day operating margins in the first quarter of 2023 to increase sequentially between 3% and 7% compared to the fourth quarter of 2022, driven primarily by favorable dayrate momentum on reactivated rigs and contract repricing.

Selling, general and administrative expenses in the fourth quarter of 2022 were $7.7 million (including $1.9 million of non-cash compensation), compared to $3.9 million (including $0.8 million of non-cash compensation) in the fourth quarter of 2021 and $7.0 million (including $1.7 million of non-cash compensation) in the third quarter of 2022. Cash selling, general and administrative expenses increased sequentially during the quarter due to higher incentive compensation accruals. Stock-based incentive compensation expense increased due to variable accounting tied to period end stock prices.

During the fourth quarter of 2022, the Company recorded interest expense of $8.6 million, including $2.4 million, or $0.18 per share, relating to non-cash amortization of debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net income/loss.

The Company recorded a tax benefit of $7.0 million, or $0.51 per share, during the fourth quarter of 2022. This included a non-cash benefit of $6.8 million, or $0.50 per share, related to deductibility of Convertible Notes interest. This non-cash benefit was excluded when presenting adjusted net income/loss.

Drilling Operations Update

The Company exited the fourth quarter with 20 rigs operating. Overall, the Company's operating rig count averaged 18.5 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer is $79.1 million. This backlog excludes rigs operating on short term pad-to-pad drilling contracts. All of this backlog is expected to be realized in 2023.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the fourth quarter of 2022, net of asset sales and recoveries, were $18.8 million. This included $13.5 million associated with prior period deliveries.

As of December 31, 2022, the Company had cash on hand of $5.3 million and a revolving line of credit with availability of $21.3 million. The Company reported adjusted net debt as of December 31, 2022 of $182.5 million, consisting of the full amount of the outstanding Convertible Notes and outstanding borrowings under the Company's revolving line of credit. Adjusted net debt also includes $5.8 million of accrued interest at year-end under the Company's Convertible Notes that the Company has elected to pay in-kind when due on March 31, 2023.

Conference Call Details

A conference call for investors will be held today, March 2, 2023, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's fourth quarter and year end 2022 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 5187801. The replay will be available until March 9, 2023.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$5,326	$4,140
Accounts receivable	39,775	22,211
Inventories	1,508	1,171
Assets held for sale	325	—
Prepaid expenses and other current assets	4,736	4,787
Total current assets	51,670	32,309
Property, plant and equipment, net	376,084	362,346
Other long-term assets, net	1,960	2,449
Total assets	$429,714	$397,104
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$2,485	$4,464
Accounts payable	31,946	15,304
Accrued liabilities	17,608	15,617
Merger consideration payable to an affiliate	—	2,902
Total current liabilities	52,039	38,287
Long-term debt (2)	143,223	141,740
Deferred income taxes, net	12,266	19,037
Other long-term liabilities	7,474	2,811
Total liabilities	215,002	201,875
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 13,698,851 and 10,287,931 shares issued, respectively, and 13,613,759 and 10,206,085 shares outstanding, respectively	136	102
Additional paid-in capital	617,606	532,826
Accumulated deficit	(399,097)	(333,776)
Treasury stock, at cost, 85,092 shares and 81,846 shares, respectively	(3,933)	(3,923)
Total stockholders' equity	214,712	195,229
Total liabilities and stockholders' equity	$429,714	$397,104
_____________________
(1)	As of December 31, 2022 and December 31, 2021, current portion of long-term debt includes $2.5 million and $4.5 million, respectively, of finance lease obligations.

(2)	As of December 31, 2022 and December 31, 2021, long-term debt includes $1.6 million and $1.3 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021

Revenues	$60,259	$28,561	$49,147	$186,710	$87,955
Costs and expenses
Operating costs	35,950	24,047	31,379	123,399	75,751
Selling, general and administrative	7,714	3,870	7,007	24,809	15,699
Depreciation and amortization	10,724	9,671	10,120	40,443	38,915
Asset impairment, net	350	25	—	350	800
Loss (gain) on disposition of assets, net	469	(63)	433	(196)	(245)
Other expense	—	150	—	—	150
Total costs and expenses	55,207	37,700	48,939	188,805	131,070
Operating income (loss)	5,052	(9,139)	208	(2,095)	(43,115)
Interest expense	(8,570)	(3,899)	(8,098)	(29,575)	(15,193)
(Loss) gain on extinguishment of debt	—	—	—	(46,347)	10,128
Change in fair value of embedded derivative liability	—	—	—	(4,265)	—
Realized gain on extinguishment of derivative	—	—	—	10,765	—
Loss before income taxes	(3,518)	(13,038)	(7,890)	(71,517)	(48,180)
Income tax (benefit) expense	(6,979)	18,446	(696)	(6,196)	18,532
Net income (loss)	$3,461	$(31,484)	$(7,194)	$(65,321)	$(66,712)

Income (loss) per share:
Basic	$0.25	$(3.23)	$(0.53)	$(5.01)	$(8.89)
Diluted	$0.20	$(3.23)	$(0.53)	$(5.01)	$(8.89)
Weighted average number of common shares outstanding:
Basic	13,617	9,743	13,590	13,026	7,507
Diluted	51,880	9,743	13,590	13,026	7,507

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(65,321)	$(66,712)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	40,443	38,915
Asset impairment, net	350	800
Stock-based compensation	4,644	2,295
Gain on disposition of assets, net	(196)	(245)
Non-cash interest expense	15,859	5,883
Non-cash loss (gain) on extinguishment of debt	46,347	(10,128)
Amortization of deferred financing costs	346	1,115
Amortization of Convertible Notes issuance costs and debt discount	6,714	—
Change in fair value of embedded derivative liability	4,265	—
Gain on extinguishment of derivative	(10,765)	—
Deferred income taxes	(6,771)	18,532
Bad debt expense (recovery)	256	(52)
Changes in operating assets and liabilities
Accounts receivable	(17,820)	(12,136)
Inventories	(365)	(133)
Prepaid expenses and other assets	266	57
Accounts payable and accrued liabilities	10,325	12,230
Net cash provided by (used in) operating activities	28,577	(9,579)
Cash flows from investing activities
Purchases of property, plant and equipment	(43,047)	(16,415)
Proceeds from the sale of assets	4,552	2,037
Proceeds from insurance claims	191	—
Net cash used in investing activities	(38,304)	(14,378)
Cash flows from financing activities
Proceeds from issuance of convertible debt	157,500	—
Repayments under Term Loan Facility	(139,076)	—
Borrowings under Revolving ABL Credit Facility	5,589	6,309
Repayments under Revolving ABL Credit Facility	(78)	(17)
Payment of merger consideration	(2,902)	—
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	3,038	8,969
Proceeds from issuance of common stock under purchase agreement	—	4,239
Purchase of treasury stock	(10)	(10)
RSUs withheld for taxes	(10)	(14)
Convertible debt issuance costs	(6,986)	—
Financing costs paid under Term Loan Facility	—	(64)
Financing costs paid under Revolving ABL Credit Facility	(341)	—
Payments for finance lease obligations	(5,811)	(3,594)
Net cash provided by financing activities	10,913	15,818
Net increase (decrease) in cash and cash equivalents	1,186	(8,139)
Cash and cash equivalents
Beginning of year	4,140	12,279
End of year	$5,326	$4,140

	Year Ended December 31,
	2022	2021

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$5,084	$6,918
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$11,686	$3,564
Additions to property, plant and equipment through finance leases	$4,440	$1,503
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(281)	$(65)
Transfer of assets from held and used to held for sale	$(325)	$(1,082)
Gain on extinguishment of debt	$—	$10,000
Initial embedded derivative liability upon issuance of Convertible Notes	$75,733	$—
Extinguishment of embedded derivative liability	$(69,232)	$—
Shares issued for structuring fee	$9,163	$—

The following table provides various financial and operational data for the Company's operations for the three months ended December 31, 2022 and 2021 and September 30, 2022 and the year ended December 31, 2022 and 2021. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021

Number of marketed rigs end of period (1)	26	24	26	26	24
Rig operating days (2)	1,704	1,378	1,601	6,308	4,651
Average number of operating rigs (3)	18.5	15.0	17.4	17.3	12.7
Rig utilization (4)	71%	62%	70%	70%	53%
Average revenue per operating day (5)	$32,778	$19,042	$28,646	$27,258	$17,224
Average cost per operating day (6)	$18,261	$15,504	$17,305	$16,940	$13,943
Average rig margin per operating day	$14,517	$3,538	$11,341	$10,318	$3,281
______________________
(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $4.4 million, $2.3 million and $3.3 million during the three months ended December 31, 2022 and 2021, and September 30, 2022, respectively, and $14.8 million and $7.8 million during the year ended December 31, 2022 and 2021, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.4 million, $2.3 million and $3.3 million during the three months ended December 31, 2022 and 2021, and September 30, 2022, respectively, and $14.8 million and $7.8 million during the year ended December 31, 2022 and 2021, respectively; (ii) overhead costs of $0.4 million, $0.4 million and $0.4 million during the three months ended December 31, 2022 and 2021, and September 30, 2022, respectively, and $1.8 million and $1.6 million during the year ended December 31, 2022 and 2021, respectively; and (iii) rig reactivation costs, inclusive of new crew training costs, of zero and $1.4 million during the year ended December 31, 2022 and 2021, respectively.  There were no rig reactivation costs for the three months ended December 31, 2022 and 2021 or September 30, 2022.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes (excluding long-term capital leases) less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	December 31, 2022
Convertible Notes	$170,166
Revolving ABL Credit Facility	11,811
Issuance of additional Convertible Notes for PIK interest due on March 31, 2023	5,842
Less: Cash	(5,326)
Adjusted net debt	$182,493

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	December 31, 2022
Adjusted net debt	$182,493
Add back:
Cash	5,326
Long-term portion of finance lease obligations	1,599
Less:
Debt discount, net of amortization	(32,906)
Deferred issuance costs, net of amortization	(7,447)
Issuance of additional Convertible Notes for PIK interest due on March 31, 2023	(5,842)
Total reported long-term debt	$143,223

Reconciliation of Net Income (Loss) to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Year Ended
	December 31,				September 30,		December 31,
	2022		2021		2022		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net income (loss)	$3,461	$0.25	$(31,484)	$(3.23)	$(7,194)	$(0.53)	$(65,321)	$(5.01)	$(66,712)	$(8.89)
Add back:
Asset impairment, net (1)	350	0.03	25	—	—	—	350	0.02	800	0.11
(Gain) loss on disposition of assets, net (2)	469	0.03	(63)	(0.01)	433	0.03	(196)	(0.02)	(245)	(0.03)
Amortization of debt discount	1,855	0.14	—	—	1,354	0.10	4,671	0.36	—	—
Amortization of issuance costs	551	0.04	—	—	606	0.05	1,676	0.13	—	—
Loss (gain) on extinguishment of debt (3)	—	—	—	—	—	—	46,347	3.56	(10,128)	(1.35)
Change in fair value of embedded derivative liability (4)	—	—	—	—	—	—	4,265	0.33	—	—
Gain on extinguishment of derivative (5)	—	—	—	—	—	—	(10,765)	(0.83)	—	—
Purchase agreement costs (6)	—	—	150	0.02	—	—	—	—	150	0.02
Non-cash income tax expense related to IRC Section 382 limitation (7)	—	—	18,192	1.87	—	—	—	—	18,192	2.42
Non-cash income tax benefit related to deductibility of Convertible Note interest (8)	(6,773)	(0.50)	—	—	—	—	(6,773)	(0.52)	—	—
Adjusted net loss	$(87)	$(0.01)	$(13,180)	$(1.35)	$(4,801)	$(0.35)	$(25,746)	$(1.98)	$(57,943)	$(7.72)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
(in thousands)
Net income (loss)	$3,461	$(31,484)	$(7,194)	$(65,321)	$(66,712)
Add back:
Income tax (benefit) expense	(6,979)	18,446	(696)	(6,196)	18,532
Interest expense	8,570	3,899	8,098	29,575	15,193
Depreciation and amortization	10,724	9,671	10,120	40,443	38,915
Asset impairment, net (1)	350	25	—	350	800
EBITDA	16,126	557	10,328	(1,149)	6,728
Loss (gain) on disposition of assets, net (2)	469	(63)	433	(196)	(245)
Stock-based and deferred compensation cost	1,890	808	1,709	5,251	3,229
Loss (gain) on extinguishment of debt (3)	—	—	—	46,347	(10,128)
Change in fair value of embedded derivative liability (4)	—	—	—	4,265	—
Gain on extinguishment of derivative (5)	—	—	—	(10,765)	—
Purchase agreement costs (6)	—	150	—	—	150
Adjusted EBITDA	$18,485	$1,452	$12,470	$43,753	$(266)
______________________
(1)

During the fourth quarter of 2022, we impaired $0.4 million of drilling equipment that was designated held for sale.  We impaired the drilling equipment to fair market value less cost to sell, recorded asset impairment expense of $0.4 million and recorded $0.3 million of assets held for sale.

(2)	Gain or loss on disposition of assets, net represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)

Loss on extinguishment of debt related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.  During the third quarter of 2021, we received notice from the SBA of full forgiveness of our PPP loan and recorded a gain on extinguishment of debt of $10.1 million.

(4)	Represents the change in fair value of embedded derivative liability between March 18, 2022 and June 8, 2022. The embedded derivative liability was extinguished on June 8, 2022.

(5)	Represents the gain on extinguishment of the variable PIK interest rate feature of the derivative liability.

(6)	Purchase agreement costs were recorded in the fourth quarter of 2021 in connection with the Company's committed equity line of credit.

(7)

During the fourth quarter of 2021, the Company recorded non-cash income tax expense related to the inability to utilize net operating loss ("NOL") deferred tax assets to offset deferred tax losses due to an IRC Section 382 change in ownership occurring in October 2021 and the limitations therefrom placed upon the NOLs.

(8)	During the fourth quarter of 2022, the Company recorded non-cash income tax benefit related to the determination of deductibility of the Convertible Note interest.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211